UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___)

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STAMPS.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Stamps.com Inc. to be held at 10:00 a.m. Pacific Daylight Savings Time on Thursday, May 22, 2008, at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292.

Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked to (i) elect one director, (ii) approve an amendment to our Amended and Restated Certificate of Incorporation to preserve the tax treatment of our tax net operating losses and (iii) ratify the selection of our auditors for 2008. The accompanying Notice of 2008 Annual Meeting of Stockholders and proxy statement describe the matters to be presented at the Annual Meeting. These proxy solicitation materials will first be mailed on or about April 18, 2008 to stockholders entitled to vote at the Annual Meeting.

Our board of directors unanimously recommends that stockholders vote in favor of the election of the nominated director, the amendment to our Amended and Restated Certificate of Incorporation and the ratification of our auditors.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/s/ Ken McBride

Ken McBride
Chief Executive Officer

Los Angeles, California
March 20, 2008

12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2008

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation, will be held on May 22, 2008, beginning at 10:00 a.m. Pacific Daylight Savings Time at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292, for the following purposes:

(1)	To elect one director to serve for a three-year term ending in the year 2011 or until his successor is duly elected and qualified;
(2)	To approve an amendment to our Amended and Restated Certificate of Incorporation to effect certain restrictions upon transfers in order to preserve tax treatment of our tax net operating losses (our “NOL Protective Amendment”); and
(3)	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2008.

The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 11, 2008 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any of our stockholders, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/ Seth Weisberg

Seth Weisberg
General Counsel and Secretary

Los Angeles, California
March 20, 2008

12959 Coral Tree Place
Los Angeles, CA 90066-7020

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008

GENERAL INFORMATION ABOUT VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc., for use at the Annual Meeting of Stockholders to be held on May 22, 2008. The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Savings Time at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292.

Voting

On February 29, 2008, 19,857,285 shares of our common stock were issued and outstanding. As of that date we had no outstanding preferred stock. Each share of our common stock is entitled to one vote at the Annual Meeting.

The nominee for election to our board of directors who receives the greatest number of votes cast for the election of a director by the shares present at the Annual Meeting, in person or by proxy, will be elected director. You may not cumulate votes in the election of directors. The adoption of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock. The adoption of the proposal to ratify the appointment of our independent auditors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy.

A majority of the outstanding shares of our common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of the director, an abstention or broker non-vote will have no effect on the outcome.

Proxies

If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted FOR the election of the directors proposed by the board unless the authority to vote for the election of a director is withheld and, if no contrary instructions are given, the proxy will be voted FOR our NOL Protective Amendment and FOR the ratification of our independent accountants. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Secretary at 12959 Coral Tree Place, Los Angeles, CA 90066-7020, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at our 2009 annual meeting must be received no later than January 7, 2009 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2009 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we had received notice of the proposal in accordance with our bylaws not later than March 9, 2009.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board currently consists of five members.

The five member Board is currently divided into two Class I directors, two Class II directors and one Class III director.

Class III, the class whose term of office expires at the Annual Meeting, currently consists of one director. The director elected to this class will serve for a term of three years, expiring at the 2011 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominee listed below is currently one of our directors.

The nominee for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unavailable to serve. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our board of directors to fill the vacancy.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Directors and Executive Officers

The current directors of Stamps.com are as follows:

Name	Age	Position
Mohan P. Ananda(2)(3)	62	Director
Kevin G. Douglas(1)(2)	45	Director
G. Bradford Jones(1)(2)	53	Director
Kenneth McBride	40	Chief Executive Officer, Director
Lloyd I. Miller(1)(2)(3)	53	Director

(1)	Member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committee

Nominee for Term Ending Upon the 2011 Annual Meeting

Kenneth McBride, has been one of our directors and has served as our President and Chief Executive Officer since 2001 and also served as our Chief Financial Officer from 2000 to 2004. Previously, Mr. McBride served as our Senior Director of Finance from 1999 to 2000. Before joining us, Mr. McBride was a research analyst for Salomon Smith Barney covering several industries in the high technology area. Mr. McBride has also worked as an engineer and manager in the semiconductor industry. Mr. McBride holds a bachelor’s degree, with honors, and a master's degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University.

Continuing Directors Whose Terms Expire in 2009

G. Bradford Jones, has been one of our directors since 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a General Partner of Redpoint Ventures, a firm he co-founded in 1999. Mr. Jones also currently serves on the board of directors of numerous privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

Lloyd I. Miller, has been one of our directors since 2002. Mr. Miller is an independent investor and has served on numerous corporate boards including Vulcan International and American Controlled Industries,

among others. Mr. Miller currently serves as a director of American Banknote Corporation, a global supplier of secure documents, services and systems; Pharmos Corporation, a biopharmaceutical company; and Synergy Brands, Inc, a distributor of groceries, and health and beauty aid products. He is a member of the Chicago Stock Exchange, and traded actively on the floor of the CBOT from 1978 to 1992. He is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Continuing Directors Whose Terms Expire in 2010

Mohan P. Ananda, has been one of our directors since 1998. Mr. Ananda is a founder and currently serves as the chief executive officer and chairman of the board of Angels Now, Inc., an investment and management consulting company, and has served there for more than five years. From 1997 to 1998, Mr. Ananda served as our chief executive officer. From 1986 to 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the board of directors of several privately-held companies. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

Kevin G. Douglas, has been one of our directors since 2003. Mr. Douglas is the founder, Chairman and co-CEO of Douglas Telecommunications, Inc., a cellular communications company he started in 1991. Mr. Douglas also serves on the board of numerous private companies. Mr. Douglas received his A.B. from Stanford University and his J.D. from U.C. Hastings College of Law.

Board Committees and Meetings

Our board of directors held five meetings and did not act by unanimous written consent during 2007. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board on which such director served during 2007. Our board members are not required to attend our annual meeting and no directors attended our annual meeting in 2007. Our board of directors has an audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, a compensation committee and a nominating committee.

Audit Committee.  The audit committee currently consists of three directors, Messrs. Douglas, Jones and Miller, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Mr. Jones serves as the chairman of the audit committee. The audit committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com and is attached as Annex B to this proxy statement. All members of the audit committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. In addition, our board of directors has determined that Messrs. Jones and Miller are “audit committee financial experts” as defined by applicable SEC rules. Our audit committee held five meetings during 2007.

Compensation Committee.  The compensation committee currently consists of two directors, Messrs. Ananda and Miller. The compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our compensation committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. All members of the compensation committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. The compensation committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. The compensation committee held two meetings and acted by unanimous written consent on 12 separate occasions during 2007.

Nominating Committee.   The nominating committee was established in February 2004. The current members of our nominating committee are Messrs. Ananda, Douglas, Jones and Miller, each of whom qualifies as an independent director under the rules of The NASDAQ Stock Market. The nominating committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. The nominating committee held one meeting during 2007.

The nominating committee consists of a minimum of two members of our board of directors, all of whom shall be independent directors. The responsibilities of the nominating committee include (i) screening and recommending to the Board qualified candidates for election or appointment to our board of directors; (ii) recommending the number of members that shall serve on the board of directors; (iii) evaluating and reviewing the independence of existing and prospective directors; and (iv) reviewing and reporting on additional corporate governance matters as directed by the Board of Directors.

We expect that candidates for independent directors will typically be found through recommendations from current directors. Our stockholders may also recommend candidates by sending the candidate’s name, age, resume, amount of stock of Stamps.com beneficially owned and other information required in solicitations of proxies for the election of directors, to the nominating committee under the provisions set forth below for communication with our board of directors. To be timely, a recommendation must be delivered to or mailed and received not less than one-hundred twenty (120) days prior to our annual meeting at which directors are to be elected. No such suggestions from our stockholders were received in time for the 2008 Annual Meeting.

The nominating committee has no predefined minimum criteria for selecting director nominees, although it believes that all independent directors should share qualities such as experience, decision-making ability, good judgment and integrity. In any given search, the nominating committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our board of directors and our perceived needs. However, during any search, the nominating committee reserves the right to modify its stated search criteria for exceptional candidates.

Compensation Committee Interlocks and Insider Participation.  The compensation committee currently consists of two directors, Messrs. Ananda and Miller. Neither of these individuals was one of our officers or employees during 2007 or had any relationship with us requiring disclosure. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Contacting the Board of Directors

Any stockholder who desires to contact our board of directors may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. Communications received are distributed to an independent member, as well as other members as appropriate, of our board of directors depending on the facts and circumstances outlined in the communication received.

Director Independence

The board of directors has determined that, except for Mr. McBride, each of our directors qualifies as an independent director under the rules of The NASDAQ Stock Market. Mr. McBride is not independent because he serves as our chief executive officer.

Director Compensation

Cash Compensation.  For 2007, each of our non-employee directors received an annual retainer of $18,000, $1,100 for each board meeting attended and $700 for each board committee meeting attended. Additional annual retainers were paid for service on our audit or compensation committees as follows: the chairman of the audit committee received an additional $9,000; other members of the audit committee received an additional $4,000; the chairman of the compensation committee received an additional $5,000; and other members of the compensation committee received an additional $2,500. Directors are also reimbursed for all reasonable expenses incurred by them in attending board and committee meetings.

Option Grants.  Under the automatic option grant program in effect under our stock incentive plan, each individual who joins our board as a non-employee director will receive, at the time of their initial election or appointment, an automatic option grant to purchase 5,000 shares of our common stock so long as that person has not previously been one of our employees. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member, whether or not that individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 5,000 shares of our common stock. Each grant under our automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a director. All non-employee directors received automatic option grants on June 6, 2007 for 5,000 shares each of our common stock at an exercise price per share of $13.81, the fair market value per share of our common stock on the grant date.

The following table contains information with respect to the compensation of our non-employee directors for 2007:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Mohan Ananda	26,300	33,356	59,656
Bradford Jones	36,000	33,356	69,356
Kevin Douglas	28,500	33,356	61,856
Lloyd Miller	37,400	33,356	70,756

Vote Required

Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the election of the nominee listed above.

PROPOSAL TWO: NOL PROTECTIVE AMENDMENT

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PRESERVE VALUE OF OUR TAX NET OPERATING LOSSES

General

At the Annual Meeting, you will consider and vote on an amendment (the “NOL Protective Amendment”) to our amended and restated certificate of incorporation to impose certain restrictions on the transfer of our common stock. The NOL Protective Amendment attempts to prevent certain future transfers of our capital stock which could otherwise adversely affect our ability to use our tax net operating loss carryforwards (“NOLs”) for federal and state income tax purposes and certain income tax credits.

The NOL Protective Amendment is contained in a proposed new Article IX to our amended and restated certificate of incorporation which is attached as Annex A to this proxy statement and is incorporated by reference herein (the existing Article IX of our amended and restated certificate of incorporation will not be changed but will be renumbered as Article X). We urge you to read the NOL Protective Amendment in its entirety, as the discussion in this proxy statement is only a summary and does not contain all of the language in the NOL Protective Amendment. The NOL Protective Amendment will only become effective if our stockholders approve it.

The Problem: Potential Limitations on Our NOLs

The Value of our NOLs.  We estimate that our NOLs could save us as much as $95 million in taxes over the next 15 years. We estimate that we had approximately $252 million of (pre-tax) federal NOLs and $149 million of (pre-tax) state NOLs as of December 31, 2007. Furthermore, our federal NOLs do not expire until the years 2019 to 2024, and our state NOLs do not expire until the years 2012 to 2014. To the extent we have future taxable income, and until the NOLs expire, they can be used to eliminate any future ordinary tax on our income (we may still pay minor alternative minimum taxes). Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of our NOLs that we can ultimately use to reduce our income tax liability. Although we are unable to quantify an exact value, we believe our NOLs are a very valuable asset.

The Section 382 Limit on Use.  Unfortunately, ordinary transfers of our stock between shareholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). If that were to happen, we would only be allowed to use a limited amount of our then existing NOLs and credits to offset our taxable income subsequent to the “ownership change.” The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If we were to experience an “ownership change” at our current stock price levels, we believe we would be subject to an annual NOL limitation which would result in a material amount of our NOLs expiring unused, resulting in a significant impairment to our NOL assets.

Following a Section 382 “Ownership Change”.  If we were to have taxable income in excess of the NOL limitations following a Section 382 “ownership change”, we would not be able to avoid tax on the excess income by using our NOLs. Consequently, we would incur corporate income tax on any taxable income during a given year for income earned in excess of the limitation. While any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any “ownership change” could significantly defer the utilization of the loss carryforwards, accelerate payment of federal income tax and could cause some of the NOLs to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of our taxable income that could be offset by such loss carryforwards and credits were an `ownership change` to occur in the future, but it could be material.

Section 382 Ownership Shift Calculations.  Generally, an “ownership change” occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own five percent or more in value of a company's capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom own any shares of our common stock, each acquire at least 5% of our common stock within a three-year period (so that such ten persons own, in the aggregate, more than 50%), an “ownership change” would occur under Section 382.

In determining an “ownership change”, Section 382 is very complex, and all of its nuances are beyond the scope of this discussion. Some of the factors that must be considered in making a Section 382 “ownership change” calculation include the following:

•	All holders who each own less than five percent of a company's capital stock are generally (but not always) treated as a single “5-percent shareholder.” Transactions in the public markets among stockholders who are not “5-percent shareholders” are generally not included in the calculation (but not always).
•	There are several rules regarding the aggregation and segregation of stockholders who otherwise do not qualify as “5-percent shareholders.” Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities.
•	Acquisitions by a person which cause that person to become a “5-percent shareholder” generally result in a five percentage (or more) point change in ownership, regardless of the size of the final purchase(s) that caused the threshold to be exceeded.
•	The redemption or buyback of shares by an issuer will increase the ownership of any “5-percent shareholders” (including groups of shareholders who are not themselves “5-percent shareholders”) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5% to become a “5-percent shareholder”, resulting in a five percentage (or more) point change in ownership.

Current Ownership Shift.  As of December 31, 2007, we estimate that we were at an approximately 34% level of ownership shift, compared with the 50% level that would trigger an “ownership change.” Because the shift is calculated based on a rolling preceding three year period, it is possible to project how much of the shift will “roll-off” of the shift calculation over the future three year period assuming no other changes in ownership. Based on this “roll-off” projection, we believe that the current 34% shift will not materially decrease until 2010. Although we have had similar levels of ownership shifts in the past, in those cases the likelihood of an “ownership change” was substantially reduced because a material portion of the change was expected to “roll off” within a shorter period of time than in our current circumstances.

Reasons for the NOL Protective Amendment

Our $252 million federal NOL and $149 million state NOL are a significant asset that could save us up to almost $95 million in taxes over the next 15 years. At our current stock price, the value of our NOLs could be significantly impaired unless we avoid potential transfers that, individually or in the aggregate, could trigger an “ownership change” under Section 382. Because our federal NOLs do not start expiring until 2019 and our state NOLs do not start expiring until 2012, we will have to continually manage our Section 382 risk for a significant period of time. Our board of directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding potential adverse impacts from Section 382 limitations.

We estimate that our ownership shift has increased from approximately 26% as of March 31, 2007 to approximately 34% as of December 31, 2007. Despite our efforts at voluntary compliance, we estimate that we had approximately 20 percentage points of shift in ownership under Section 382 as a result of transactions that occurred during 2007. Because the ownership shifts from these 2007 transactions will not “roll off” until various dates throughout 2010, if we were to experience additional ownership shifts in 2008 and 2009 similar to the 2007 level, we would expect to experience an “ownership change”. Accordingly, our board of directors believes that it is important to adopt the NOL Protective Amendment at this time.

Currently, when we become aware of any new significant shareholders with the potential to become a “5-percent shareholder”, we attempt to contact that person to coordinate any additional purchases in a way that mitigates the Section 382 impact. However, we are not always successful and new “5-percent shareholders” have been created despite our best efforts, resulting in our current high level of Section 382 ownership shift. Although we have been able to avoid an “ownership change” in the past, recent ownership shifts have raised concerns about our ability to continue to manage our Section 382 risk in the same manner as in the past.

Currently, if a shareholder makes a transfer that creates, or increases the ownership of, a “5-percent shareholder”, there is nothing we can do to reverse the impact on the ownership shift that results. In contrast, the NOL Protective Amendment would provide a mechanism with the potential to reverse the impact of the transfer on the ownership shift while allowing the purchaser to receive their money from the purchase back.

Our board of directors also believes that adopting the NOL Protective Amendment will offer increased flexibility to continue share buyback programs that benefit existing stockholders. Share buyback programs can impact the Section 382 calculation by reducing our overall stock capitalization and thereby increasing the stock ownership percentage of our existing stockholders. Our board of directors will continue to consider the benefits of future share buyback programs against the risk of increasing the Section 382 ownership levels.

Description and Effect of NOL Protective Amendment

The following is a brief summary of the proposed transfer restrictions. You are urged to read the NOL Protective Amendment in its entirety as set forth in Annex A, as its terms (and not this summary) will govern our legal rights and those of our shareholders.

The NOL Protective Amendment generally restricts any person or entity from attempting to transfer (which includes sales, transfers, dispositions, purchases and acquisitions) any of our stock (or options, warrants or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity (which the NOL Protective Amendment refers to as a `Prohibited Person`) becoming either a “5-percent shareholder” of our stock as defined under Section 382 or the beneficial owner (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our common stock or (ii) increase the stock ownership percentage of any existing Prohibited Person. The NOL Protective Amendment does not restrict transfers that are sales by a Prohibited Person, although it would restrict any purchasers to the extent that the purchaser is or would become a Prohibited Person.

Some persons who are beneficial owners (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our common stock are not “5-percent shareholders” (as defined under Section 382) and hence would not affect our ownership shift for purposes of Section 382. We have included these persons in the definition of Prohibited Person because most investors report ownership positions based on the Securities Exchange Act of 1934 definition and including them as Prohibited Person allows us to identify that investor, verify whether they are a “5-percent shareholder” under the Section 382 definition and make a determination as to how to proceed. We expect our board of directors to grant waivers, if requested, to allow purchases by any Prohibited Person who is not a “5-percent shareholder” under the Section 382 definition.

The NOL Protective Amendment provides that any Transfer that violates the NOL Protective Amendment shall be null and void ab initio and shall not be effective to transfer any record, legal, beneficial or any other ownership of the number of shares which result in the violation of the NOL Protective Amendment (which are referred to as “Excess Shares”). The purported acquirer shall not be entitled to any rights as our stockholder with respect to the Excess Shares. Instead, the Excess Shares will be automatically transferred to an agent designated by us for the limited purpose of consummating an orderly arms-length sale of such shares. The net proceeds of the sale will be distributed to the purported transferee to the extent of the price it paid, and any additional amount will go to charity. The NOL Protective Amendment also provides us with various remedies to prevent or respond to a purported transfer which violates its provisions. In particular, the NOL Protective Amendment provides that any person who knowingly violates the NOL Protective Amendment, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.

Waiver of the NOL Protective Amendment

Our board of directors would have the discretion to approve a transfer of stock that would otherwise violate the NOL Protective Amendment. In deciding whether to grant a waiver, our board of directors may seek the advice of counsel and tax experts with respect to the preservation of our federal and state tax attributes pursuant to Section 382. In addition, our board of directors may request relevant information from the Prohibited Person in order to determine compliance with the NOL Protective Amendment or the status of our federal and state income tax benefits. In considering a waiver, we expect our board of directors to consider such factors as:

•	whether the Prohibited Person is or would become a “5-percent shareholder” under Section 382 as a result of the proposed transfer;
•	the impact of the proposed transfer on our Section 382 shift in ownership percentage;
•	the then existing level of our Section 382 shift in ownership percentage;
•	the timing of the expected “roll-off” of our existing ownership shift;
•	the economic impact of any Section 382 limitation that might result, taking into account factors such as our market capitalization and cash position;
•	the impact on possible future issuances or purchases of our common stock by us;
•	any changes or expected changes in applicable tax law.

If our board of directors decides to grant a waiver, it may impose conditions on the acquirer or selling party. If the NOL Protective Amendment is adopted, we expect that proposed waivers could be submitted in writing to the Company, who will submit the matter to our board of directors.

Submissions should be sent to:

Stamps.com
12959 Coral Tree Pl
Los Angeles, CA 90066
Attention: Chief Financial Officer
Re: NOL Protective Amendment

Implementation and Suspension of the NOL Protective Amendment

If the NOL Protective Amendment is approved by our stockholders at our 2008 annual meeting, we intend to enforce the restrictions to preserve future use of our NOL assets immediately thereafter. If no additional ownership shift happens in the next two years, we would expect that our board of directors would suspend enforcement of the NOL Protective Amendment in 2010, when our Section 382 ownership shift level is expected to materially decrease.

We believe allowing our board of directors to suspend enforcement of the NOL Protective Amendment, when appropriate, is a more effective alternative to setting a pre-determined termination date for the NOL Protective Amendment. Any automatic termination of the NOL Protective Amendment could expose our NOL assets to future risk. Although we expect our ownership shift to materially decrease in 2010, we could subsequently experience a rapid ownership shift in a short period of time that could put our NOL assets at risk again before our stockholders would have an opportunity to reenact a new NOL protective measure. For example, during 2007, we experienced a Section 382 ownership shift of approximately 17% during a one month period of time.

Effectiveness and Enforceability of NOL Protective Amendment

Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change”, we cannot eliminate the possibility that an “ownership change” will occur even if we adopt it:

•	The NOL Protective Amendment will not prevent all transfers that might result in an “ownership change.” For example, it will not prevent existing Prohibited Persons from selling stock to persons other than Prohibited Persons.
•	The NOL Protective Amendment does not limit certain changes in relationships and other events which could cause us to undergo an “ownership change.”
•	Section 382 is an extremely complex provision with respect to which there are many uncertainties. We have not requested a ruling from the IRS regarding the effectiveness of the NOL Protective Amendment and we cannot assure you that the IRS will agree that the NOL Protective Amendment is effective for purposes of Section 382.
•	Our board of directors can permit a Transfer to a Prohibited Person that results or contributes to an “ownership change” if it determines that such Transfer is in our best interests.
•	A court could find that some or all of the NOL Protective Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation or bylaws for restrictions on the transfer of securities for the purpose of maintaining any tax advantage. Delaware law provides that transfer restrictions are effective (i) against shareholders holding shares of our common stock that were voted in favor of this proposal, (ii) against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and (iii) against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation). Under Delaware law, the restrictions on stock transfer are generally not binding with respect to shares issued prior to the adoption of the restrictions unless the holder of the shares voted in favor of the restrictions or acquired them from someone who did. For the purpose of determining whether a stockholder is subject to the NOL Protective Amendment, we intend to take the position that all shares in a purported transfer were voted in favor of the NOL Protective Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that stockholders have waived the right to challenge or are estopped from challenging the enforceability of the NOL Protective Amendment, regardless of whether they voted in favor of the NOL Protective Amendment. Nonetheless, a court could find that the provision is unenforceable, either in general or as applied to a particular shareholder or fact situation.

As a result of these and other factors, the NOL Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an “ownership change.” We cannot assure you that upon audit, the IRS would agree that all of our NOLs are allowable.

Other Considerations

Our board of directors believes that attempting to safeguard our tax benefits as described above is in our best interests. Nonetheless, the NOL Protective Amendment, if adopted, could have certain potentially negative consequences:

Anti-Takeover Impact.   Because some corporate takeovers occur through the acquirer's purchase, in the public market or otherwise, of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The NOL Protective Amendment, if adopted, could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity or group to accumulate more than five percent of our common stock and the ability of persons, entities or groups now owning more than five percent of our common stock from acquiring additional shares of our common stock without the approval of our board of directors. As a result, our board of directors may be able to prevent any future takeover attempt. Therefore, the NOL Protective Amendment could discourage or prevent accumulations of substantial blocks of shares in which our stockholders might receive a substantial premium above market value and might tend to insulate management against the possibility of removal. However, these disadvantages are outweighed, in our opinion, by the fundamental importance of maintaining the availability of our tax benefits. The “anti-takeover” effect of the proposed NOL Protective Amendment is not the reason for the NOL Protective Amendment. We are proposing the NOL Protective Amendment in an effort to reduce the risk that we may be unable to fully utilize the tax benefits described above as a result of future transfers of our common stock, and to increase our flexibility to repurchase our stock. Our board of directors is not aware of any efforts of others to take control of us and has no present intent to propose any other provisions designed to inhibit a change of control.

Potential Effects on Liquidity.  The NOL Protective Amendment will restrict a stockholder's ability to acquire, directly or indirectly, additional shares of our common stock in excess of the specified limitations. Furthermore, a stockholder's ability to dispose of our stock may be limited by reducing the class of potential acquirers for such stock and a stockholder's ownership of our stock may become subject to the NOL Protective Amendment upon actions taken by persons related to, or affiliated with, them.

Potential Impact on Value.  If the NOL Protective Amendment is approved, our board of directors intends to impose a legend reflecting the NOL Protective Amendment on certificates representing newly issued or transferred shares. Because certain buyers, including persons who wish to acquire more than 5% of our stock and certain institutional holders who may not be comfortable holding stock with restrictive legends, may not purchase our stock, the NOL Protective Amendment could depress the value of our stock in an amount that might more than offset any value conserved as a result of the preservation of our NOLs and other tax benefits.

Some Questions and Answers About the NOL Protective Amendment

What is Section 382?

A: Section 382 is a provision of the Internal Revenue Code of 1986 which imposes limitations on the future use of our NOLs if we undergo an “ownership change” as defined in Section 382.

What happens if there is an “ownership change” under Section 382?

A: If there is an “ownership change,” we would only be allowed to use a limited amount of our then existing NOLs and credits to offset our taxable income in any future year. The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.”

How important are our NOLs?

A: Our approximately $252 million federal NOLS and $149 million state NOLs are a significant asset that could save us up to almost $95 million in taxes over the next 15 years. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the amount, if any, of our NOLs that we can ultimately use to reduce our income tax liability or the time period in which these restrictions will continue to be necessary. Although we are unable to quantify an exact value of our NOLs due to the above factors, we believe the value of our NOL assets is significant.

How close are we to triggering an “ownership change” under Section 382?

A: As of December 31, 2007, we estimate that we were at an approximately 34% level of ownership shift, compared with the 50% level that would trigger an “ownership change.” We estimate that our ownership shift has increased from approximately 25% as of March 31, 2007 to approximately 34% as of December 31, 2007. In addition, we estimate that approximately 22% of the current 34% shift will not “roll-off” until 2010.

Do all investors who file a 13-G/D count in the shift calculation?

A: No, some investors who file a 13-G or 13-D are not “5-percent shareholders” under the Section 382 definition and hence would not affect our ownership shift for purposes of Section 382. We have included those persons in the definition of Prohibited Person because most investors file 13-G or 13-Ds based on the Securities Exchange Act of 1934 definition and including them as Prohibited Persons allows us to identify that investor, verify whether they are a “5-percent shareholder” under the Section 382 definition and make a determination as to how to proceed. We expect our board of directors to grant waivers, if requested, to allow purchases by any Prohibited Person who is not a “5-percent shareholder” under the Section 382 definition.

What is the process to obtain a waiver?

A: If the NOL Protective Amendment is adopted, we expect that proposed waivers could be submitted in writing to the Company who will submit the matter to our board of directors. You may be asked to supply certain information so that our board of directors can access whether the proposed waiver is in the best interests of our stockholders.

Submissions should be sent to:

Stamps.com
12959 Coral Tree Pl
Los Angeles, CA 90066
Attention: Chief Financial Officer
Re: NOL Protective Amendment

Do I still have to obtain a waiver if I don’t count in shift calculation?

A: Yes, if you meet the definition of Prohibited Person.

How does this affect me if I am or become a 5% shareholder?

A: The NOL Protective Amendment would not restrict sales by you, although it would restrict any purchaser from purchasing additional shares to the extent that the purchaser is or would become a Prohibited Person.

How long will these restrictions be in place?

A: The NOL Protective Provision would expire on the earliest of (x) the date designated by our board of directors, if it determines that the restrictions are no longer necessary after any repeal of Section 382, (y) the beginning of a taxable year if our board of directors determines that no tax benefits may be carried forward, or (z) as otherwise determined by our board of directors. If no additional ownership shift happens in the next two years, we would expect that the board of directions would suspend enforcement of the NOL Protective Amendment in 2010, when its Section 382 ownership shift level is expected to materially decrease.

Why should I vote in favor?

A: Our approximately $252 million federal NOLS and $149 million state NOLs are a significant asset that could save us up to almost $95 million in taxes over the next 15 years. At our current stock price, the value of our NOLs could be significantly impaired unless we avoid potential transfers that could trigger an “ownership change” under Section 382. Because our federal NOLs do not start expiring until 2019 and our state NOLs do not start expiring until 2012, we will have to continually manage our Section 382 risk for a significant period of time. Our board of directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding adverse impacts from Section 382 limitations.

What are some of the negative factors I should consider?

A: The NOL Protective Amendment could reduce the possibility of a takeover of our company, and could adversely impact the liquidity and value in our stock if certain buyers decide not to purchase our stock.

Why are you doing this now? Why not continue the policy of coordinating with shareholders on an individual basis as you have done historically?

A: Currently, when we become aware of any new significant shareholders with the potential to become a “5-percent shareholder”, we attempt to contact that person to coordinate any additional purchases in a way that mitigates the Section 382 impact. However, we are not always successful and new “5-percent shareholders” have been created despite our best efforts, resulting in our current high level of Section 382 ownership shift. Currently, if a shareholder makes a transfer that results in a “5-percent shareholder”, there is nothing we can do to reverse the impact on the ownership shift that results. In contrast, the NOL Protective Amendment would provide a mechanism with the potential to reverse the impact of the transfer on the ownership shift while allowing the purchaser to receive their money from the purchase back. Although we have been able to avoid an “ownership change” in the past, recent ownership shifts have raised concerns about our ability to continue to manage our Section 382 risk in the same manner as in the past. We estimate that our ownership shift has increased from approximately 25% as of March 31, 2007 to approximately 34% as of December 31, 2007. In addition, we estimate that approximately 22% of the current 34% shift will not “roll-off” until 2010. As a result, we currently face an increased risk that we could experience an “ownership change” between now and 2010 unless shareholders adopt the NOL Protective Amendment.

Why not set a pre-determined termination date for the NOL Protective Amendment?

A: We believe allowing our board of directors to suspend enforcement of the NOL Protective Amendment, when appropriate, is a more effective alternative to setting a pre-determined termination date for the NOL Protective Amendment. Any automatic termination of the NOL Protective Amendment could expose our NOL assets to future risk. Although we expect our ownership shift to materially decrease in 2010, we could subsequently experience a rapid ownership shift in a short period of time that could put our NOL assets at risk again before our stockholders would have an opportunity to reenact a new NOL protective measure. For example, during 2007, we experienced a Section 382 ownership shift of approximately 17% during a one month period of time.

What happens if I vote “No” on this proposal? Am I still subject to the transfer restriction?

A: Delaware law provides that transfer restrictions are effective (i) against shareholders holding shares of our common stock that were voted in favor of this proposal, (ii) against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and (iii) against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation). Under Delaware law, the restrictions on stock transfer are generally not binding with respect to shares issued prior to the adoption of the restrictions unless the holder of the shares voted in favor of the restrictions or acquired them from someone who did. For the purpose of determining whether a stockholder is subject to the NOL Protective Amendment, we intend to take the position that all shares in a purported transfer were voted in favor of the NOL Protective Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that stockholders have waived the right to challenge or are estopped from challenging the enforceability of the NOL Protective Amendment, regardless of whether they voted in favor of the NOL Protective Amendment. A court could find, however, that the NOL Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or particular fact situation.

Who can help answer any further questions?

A: If you have more questions about the NOL Protective Amendment, you should contact:

Stamps.com
12959 Coral Tree Pl
Los Angeles, CA 90066
Attention: Chief Financial Officer
Re: NOL Protective Amendment
(310) 482-5800

Vote Needed for Approval

The affirmative vote by the holders of at least a majority of our outstanding common stock is required for approval and adoption of the proposed NOL Protective Amendment. The NOL Protective Amendment, if approved, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to accomplish as soon as practicable after the approval is obtained.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF STAMPS.COM VOTE “FOR” THE PROPOSED AMENDMENT.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

General

Our board of directors has appointed the firm of Ernst & Young LLP, our independent auditors during 2007, to serve in the same capacity for 2008, and is asking you to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our board of directors is submitting the appointment of Ernst & Young LLP to you for ratification as a matter of good corporate practice.

If you fail to ratify the appointment, the audit committee and our board of directors will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our audit committee believes that such a change would be in our best interests.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the current year.

Fees Billed by Ernst & Young LLP During 2007

During 2007, Ernst & Young LLP provided various audit, audit related and non-audit services to us as follows:

Audit Fees.  Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our quarterly reports on Form 10-Q, totaled approximately $345,000 and $333,500 during 2007 and 2006, respectively. In 2007, audit fees included $135,000 in fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal controls over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees

We were not billed any fees for audit-related services in 2007 or 2006.

Tax Fees

Fees billed to us by Ernst & Young LLP for tax services rendered to us during 2007 and 2006 totaled approximately $17,500 and $10,000, respectively. These tax services relate to the analysis of our net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations.

All Other Fees

We had no other fees billed to us by Ernst & Young LLP for other non-audit and non-tax professional services during 2007 or 2006.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to us by Ernst & Young LLP. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Ernst & Young LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-by-case basis. All services provided to us by Ernst & Young LLP during 2007 were pre-approved by the Audit Committee in accordance with this policy.

Determination of Independence

Our audit committee and our board of directors have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence and such fees were approved by the audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2008 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent auditors for 2008.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding our executive officers as of February 29, 2008:

Name	Age	Position
Kenneth McBride	40	Chief Executive Officer, Director
Kyle Huebner	37	Chief Financial Officer
James Bortnak	38	Chief Marketing Officer
John Clem	36	Vice President, Product and Service Operations
Michael Biswas	31	Vice President, Development

Mr. McBride’s biography is set forth above under the heading “Directors”.

Kyle Huebner.  Mr. Huebner has been our Chief Financial Officer since 2004. Mr. Huebner was our Vice President of Marketing from 2001 to 2004, our Vice President of Corporate Strategy from 2000 to 2001, and our Senior Director of Corporate Strategy from 1999 to 2000. Prior to joining us, from 1997 to 1999, Mr. Huebner was a management consultant at Bain & Company. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

James Bortnak.  James Bortnak was named Vice President, Sales & Marketing, in 2004 and is currently our Chief Marketing Officer. Previously, Mr. Bortnak served as Vice President, Business Development from 2002 to 2004, and as a senior member of the Business Development group since joining us in 1999. Prior to joining us, Mr. Bortnak practiced business law, focusing in the area of technology and start-up companies. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

John Clem.  Mr. Clem has been Vice President of Product and Service Operations since 2006. Mr. Clem was our Director of Strategy from 2005 to 2006. Mr. Clem was also our Director of Marketing from 2004 to 2005 and our Director of Corporate Strategy from 2003 to 2004. Prior to joining us, Mr. Clem was a management consultant at Booz Allen & Hamilton from 2000 to 2003. Mr. Clem received his B.S. in Mechanical Engineering from California State Polytechnic University at Pomona and his M.B.A. from the Ross School of Business at The University of Michigan.

Michael Biswas.  Mr. Biswas has been our Vice President of Development since February 2007. Mr. Biswas has also been our Vice President of Information Technology from 2005 to 2007, Vice President of Operations from 2005 to 2005 and our Director of Customer Support from 2003 to 2005. Prior to joining us, from 1996 to 1999, Mr. Biswas served as Operations Manager for TeleTech Telecommunications, as Director of Operations for Allbusiness.com from 1999 to 2001, and as Director of Operations for Provicent Corp. from 2001 to 2003.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during 2007 and 2006, respectively, by our chief executive officer, chief financial officer and each of our other three highest compensated executive officers whose total compensation exceeded $100,000 during 2007. The listed individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(2)	Option Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(1)	Total
Ken McBride	2007	$365,667	$30,099	$250,258	$163,901	$4,400	$814,325
Chief Executive Officer	2006	$341,667	$0	$44,153	$200,000	$4,400	$590,220
Kyle Huebner	2007	$246,250	$14,119	$72,190	$76,881	$4,400	$413,840
Chief Financial Officer	2006	$238,333	$0	$4,089	$95,000	$4,400	$341,822
James Bortnak	2007	$228,333	$14,895	$144,379	$81,105	$4,400	$473,112
Chief Marketing Officer	2006	$217,833	$0	$75,643	$100,000	$4,237	$397,713
John Clem(2)	2007	$173,599	$11,171	$257,376	$60,829	$3,907	$506,882
Vice President, Product and Service Operations	2006	$162,193	$0	$148,808	$60,000	$3,244	$374,245
Michael Biswas	2007	$192,836	$10,861	$197,504	$59,139	$4,400	$464,740
Vice President, Development	2006	$158,851	$0	$335,968	$73,000	$3,177	$570,996

(1)	Includes contributions to our 401(k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.
(2)	In 2006, 100% of total cash bonus paid to all executive management was covered under our non-equity incentive plan. In 2007, approximately 84% of total cash bonuses paid to all executive management was covered under our non-equity incentive plan and the remainders were discretionary bonuses.

Grants of Plan-Based Awards Table

The following table provides information with respect to grants of plan-based awards made during fiscal year 2007 to the named executive officers. The options have an exercise price equal to the closing price of our common stock on The NASDAQ Stock Market on the grant date, have a ten-year life, and vest in equal installments over four years beginning one month after grant date, subject to acceleration in certain circumstances.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Ken McBride	03/02/07	165,952	202,381	299,524	—	—	—
	05/21/07	—	—	—	260,000	13.76	1,716,000

Kyle Huebner	03/02/07	78,827	96,131	142,274	—	—	—
	05/21/07				75,000	13.76	495,000
	12/03/07				25,000	12.52	141,750

James Bortnak	03/02/07	82,976	101,190	149,762	—	—	—
	05/21/07	—	—	—	150,000	13.76	990,000

John Clem	03/02/07	49,786	60,714	89,857	—	—	—
	05/21/07	—	—	—	75,000	13.76	495,000

Michael Biswas	03/02/07	60,573	73,869	109,326	—	—	—
	05/21/07	—	—	—	100,000	13.76	660,000

(1)	On March 2, 2007, the Compensation Committee approved a non-equity incentive plan for 2007 (the “2007 Plan”) under which our executive management was eligible for cash bonus awards as described below under “Compensation Discussion and Analysis.” The Compensation Committee set a single common bonus pool under the 2007 Bonus Plan for all of our executive management, including the CEO and CFO. The 2007 Plan set a base level aggregate bonus pool (the “2007 Base Pool”), which was to be adjusted based on our performance relative to targets for 2007 revenue and 2007 earnings per share excluding stock-based compensation expenses. Depending on our actual 2007 performance in these areas, the final bonus pool could have ranged from a reduction of 18%, to an increase of 48%, applied to the 2007 Base Pool.
(2)	The amounts in this column assume (i) the minimum aggregate bonus pool (equal to 82% of the 2007 Base Pool) and (ii) that each executive received the same percentage share of the bonus pool which he received in 2006. However, no individual executive is guaranteed any minimum amount, so the amount could in fact be zero.
(3)	The amounts in this column assume (i) that the actual bonus pool is equal to the 2007 Base Pool and (ii) that each executive received the same percentage share of the bonus pool which he received in 2006.
(4)	The amounts in this column assume the maximum possible bonus pool (148% of the 2007 Base Pool) and that each executive received the percentage share of the bonus pool which he received in 2006. However, in the unlikely event that no other executive received any bonus, and the compensation committee did not adjust the bonus pool as a result, any individual executive could in theory receive the total amount of the bonus pool.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described below under “Compensation Discussion and Analysis.”

Outstanding Equity Awards At Fiscal Year-End

The following table provides information on the holdings of stock options by the named executive officers at December 31, 2007:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ken McBride	6,000	—	—	23.38	4/26/2010
Ken McBride	198,157	—	—	7.08	5/02/2012
Ken McBride	26,667	—	—	9.82	10/27/2013
Ken McBride	75,000	—	—	17.50	11/3/2014
Ken McBride	30649	193016		13.76	5/21/2017
Ken McBride	7267	29068		13.76	5/21/2017
Kyle Huebner	7,499	—	—	4.26	10/20/2010
Kyle Huebner	91,265	—	—	7.08	5/2/2012
Kyle Huebner	9,446	—	—	9.82	10/27/2003
Kyle Huebner	38,762	—	—	17.50	11/3/2014
Kyle Huebner	3670	34995		13.76	5/21/2017
Kyle Huebner	7267	29068		13.76	5/21/2017
Kyle Huebner	0	25000		12.52	12/3/2017
James Bortnak	7,501	—	—	62.00	10/11/2009
James Bortnak	8,750	—	—	23.38	4/26/2010
James Bortnak	9168	—	—	9.82	10/27/2013
James Bortnak	2,888	0	—	17.5	11/3/2014
James Bortnak	14,607	99,058	—	13.76	5/21/2017
James Bortnak	7,267	29,068	—	13.76	5/21/2017
John Clem	14,999	15,001		23.5	12/1/2005
John Clem	11,666	8,334		32.52	3/1/2006
John Clem	10,937	49,529		13.76	5/21/2007
John Clem	0	14,534	—	13.76	5/21/2007
Michael Biswas	2,000	0	—	6.7	5/1/2013
Michael Biswas	2,000	0	—	11.68	3/1/2014
Michael Biswas	122	0	—	17.5	11/3/2014
Michael Biswas	15,878	0	—	17.5	11/3/2014
Michael Biswas	9,482	4,173	—	20.57	11/1/2015
Michael Biswas	11,350	4,995	—	20.57	11/1/2015
Michael Biswas	14,583	62,587		13.76	5/21/2017
Michael Biswas	0	22,830		13.76	5/21/2017

Option Exercises and Stock Vested

There were no option exercises in 2007 by our named executive officers. None of our named executive officers hold restricted stock of Stamps.com.

Potential Payments upon Termination or Change-in-Control

Messrs. McBride, Huebner and Bortnak have entered into separation agreements with our Company such that in the event of (i) an involuntary termination without cause or (ii) a resignation or termination following a change of control, these officers shall receive six months' salary and benefits. The change of control payment will occur upon (y) any involuntary termination of employment following the change of control or (z) resignation within two to nine months following the change of control by these named executive officers. Except in the event of a change of control, no amounts would be due to any of our named executive officers in the event of a resignation or termination with cause. The information below reflects the estimated value of the compensation to be paid by the Company to each of these officers in the event of an involuntary termination without cause or a termination or resignation following a change in control. The amounts shown below assume that the involuntary termination without cause or change in control was effective as of December 31, 2007. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Payment Upon Termination Without Cause or Change in Control Benefit(1)
Ken McBride	$192,854
Kyle Huebner	$131,604
James Bortnak	$122,854

(1)	Assumes a monthly value of $1,309 for continued benefits.

In addition, our stock option plans provide that any optionee, including our named executive officers, whose service is “involuntarily terminated” within 18 months following a “change in control”, any unvested options which were assumed by the successor corporation will become fully exercisable. A “change in control” is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. “Involuntary termination” is as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following: (i) a change in his or her position with us which materially reduces his or her responsibilities; (ii) a reduction in his or her level of compensation by more than 15%; or (iii) a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee’s consent.

Assuming a change of control was triggered as of December 31, 2007, no amounts would be due pursuant to our stock option plan provision because all unvested options held by our named executive officers contained exercise prices above our closing stock price of $12.18 on December 31, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation table and other tables and narrative that follow. The goals of our executive management compensation program are to attract executives who have the skills and experience necessary to achieve our corporate goals, align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals.

Overall Methodology of Setting Compensation

The Compensation Committee sets all compensation and awards to our chief executive and all executive management. This group typically includes our chief financial officer, our general counsel, our chief marketing officer, our vice president of development, our vice president of product and operations, and our vice president of postal affairs. The Compensation Committee reviews the performance and compensation of our chief executive officer and, following discussions with our chief executive officer, establishes his compensation level. For the remaining executive management, our chief executive officer makes recommendations to the Compensation Committee and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer compensation. With respect to equity compensation, the Compensation Committee grants stock options to executive management from time to time, generally based upon the recommendation of our chief executive officer.

To establish overall compensation peer groups for our executive management for 2007 and 2008, our chief executive officer and the Compensation Committee utilized reports and data from Culpepper & Associates (“Culpepper”), a nationally recognized firm that conducts worldwide salary surveys and provides benchmark data for compensation and employee benefit programs. The Culpepper database includes compensation data for approximately 1800 IT services, software, hardware and life sciences companies, including over 950 U.S. public companies. Starting in May 2007, our chief executive officer and the Compensation Committee also began to utilize reports and data from Eqular, Inc. (“Equilar”), a NASDAQ partner company which provides standardized data based on U.S. proxy data from all publicly traded companies. During the March 2007 meeting of the Compensation Committee, Culpepper data was used to benchmark executive management base salaries and 2006 total compensation. During the May 2007 meeting of the Compensation Committee, Equilar data was used to benchmark executive management ownership levels in consideration of the stock option grants made at that meeting. During the March 2008 meeting of the Compensation Committee, Equilar data was used for benchmarking the 2007 total compensation. In addition, at the March 2008 meeting Culpepper data was used to benchmark 2007 total compensation as a secondary check to the Equilar data. In all during 2007 and 2008 our Compensation Committee utilized five different methodologies for creating peer group benchmarks utilizing the Equilar and Culpepper data as set forth in the following table.

Peer Group Benchmark	Data Source	Methodology
Culpepper Weighted Average Benchmark	Culpepper	A weighted average of three groupings within the Culpepper database: (a) all companies of similar size based on revenue (50% weighting); (b) all companies located in Southern California or in areas with similar cost-of-living levels if the number of companies in Southern California is not a sufficiently large enough sample (25% weighting); and (c) all companies that are traded publicly in U.S. public markets (25% weighting).
Culpepper Peer Group One	Culpepper	An average of compensation at 28 publicly traded technology industry companies based in California with a range of $30 to $100 million in revenue, as listed in Annex C. We benchmarked compensation of our chief executive officer, chief financial officer and General Counsel using this peer group (we did not have enough data for a meaningful comparison in the case of the other executive management positions).
Culpepper Peer Group Two	Culpepper	An average of compensation at 42 publicly traded technology industry companies based in California with a range of $30 to $300 million in revenue and with fewer than 500 employees, as listed in Annex C. This benchmark was created in order to increase the size of the data sample versus Culpepper Peer Group One. We benchmarked compensation of our chief executive officer, chief financial officer, General Counsel, and Chief Marketing Officer using this peer group (we did not have enough data for a meaningful comparison in the case of the other executive management positions).

Peer Group Benchmark	Data Source	Methodology
Equilar Equity PeerGroup	Equilar	For each member of executive management a benchmark group was created of individuals with similar titles and responsibilities at other publicly traded, California-based technology companies with revenue between $50 and $150 million, and that had filed their last proxy filing January 1, 2006 or later. In analyzing the data, any individuals that were founders of their respective company, or that were no longer current officers as of their proxy date, were excluded from the analysis.
Equilar Total CompensationPeer Group	Equilar	For each member of executive management a benchmark group was created of individual with similar titles and responsibilities at companies (i) with $50 to $150 million in revenue; (ii) having market capitalization of $100 million or more; (iii) located in higher cost-of living states (including, CA, CA, CT, DE, FL, GA, IL, MD, MA, MN, NH, NY, PA, VA, WA); and (iv) in industries that include Internet Commerce & Content, Internet Infrastructure, Internet Service, or Software (for executive managers other than the chief executive officer and chief financial officer, the industry group was broadened to include all technology companies because the narrower industry definition did not result in enough data for a meaningful analysis). Individuals at other companies who were founders, who were interim, who had resigned, or that had received no cash bonus during the last fiscal year as of the date of the proxy were excluded from the analysis. Only proxies filed after January 1, 2007 or later were included, and compensation was adjusted to today’s levels based on time elapsed since each company’s proxy filing date and assuming 4% annual increases. Some example peer groups are included in Annex C.

Each Element of Compensation, Why We Pay It, and How We Determine Amounts

We currently compensate our executive management through three main elements: base salary, incentive pay, and equity participation. Certain members of our executive management also have post-termination compensation arrangements.

•	Base Salary. We pay a base salary to each of our senior managers in order to allow them to cover their living expenses and in order to correspond with the standard practice of other employers. We establish base salaries for each individual on an annual basis based on a comparison to the benchmarks discussed above. We typically seek to set individual base salaries in a range of 40th to 60th percentile versus the individual’s Culpepper Weighted Average Benchmark; for 2007, each individual’s base salary ended up between the 43rd and 57th percentile. In particular, our chief executive officer and our chief financial officer received base salaries for 2007 which were at approximately the 45th percentile and 49th percentile, respectively, versus the Culpepper Weighted Average Benchmark for chief executive officers and chief financial officers. In addition, compared to Culpepper Peer Group One, our chief executive officer’s, our chief financial officer’s and our general counsel’s 2007 base salaries were at the 47th, 59th and 71st percentile, respectively. Finally, compared to Culpepper Peer Group Two, our chief executive officer’s, our chief financial officer’s, our general counsel’s, and our chief marketing officer’s base salaries were at the 33rd, 47th, 57th, and 41st percentiles, respectively.
•	Non-Equity Incentive Plan Compensation. We pay non-equity incentive plan compensation to each of our executive managers in order to provide incentives for them to drive the business toward annual goals that are set by the Compensation Committee. Our incentive-based compensation is based on a group bonus pool. The total bonus pool begins with a base pool amount which may then be adjusted based on our actual performance relative to certain financial targets for the year. Once the final group bonus pool is set after year end, it is allocated to individual executive management based on (i) individual performance and contributions during the year and (ii) individual total compensation relative to the compensation peer groups. No individual member of management is guaranteed to receive a bonus.

On March 3, 2007, the Compensation Committee of our Board of Directors approved a non-equity incentive plan for 2007 (the “2007 Plan”). The 2007 Plan set a base level aggregate bonus pool (the “2007 Base Pool”), which was to be adjusted based on our actual performance relative to targets for 2007 revenue and 2007 earnings per share excluding stock-based compensation expenses. Depending on our actual 2007 performance in these areas, the final bonus pool could have ranged from a reduction of 18%, to an increase of 48%, applied to the 2007 Base Pool. Once the final bonus pool was determined after year end, it was be allocated to individual employees by the Compensation Committee based on its assessment of that employee’s individual performance. No individual executive manager has an individual bonus guarantee under the 2007 Plan, so any individual manager could have received a bonus of zero. The Compensation Committee set the amount of the 2007 Base Pool so that at that level of bonus pool executive management as a group would receive a total cash compensation for 2007 at approximately the 48th percentile versus the Culpepper Weighted Average Benchmark.

On March 5, 2008 the Compensation Committee set the final bonus pool at 97% of the 2007 Base Pool. The Compensation Committee determined that at this level the executive management as a group would receive a total cash compensation for 2007 at approximately the 45th percentile versus the Equilar Total Compensation Peer Group, and at approximately the 38th percentile versus the Culpepper Weighted Average Benchmark. Compared to individual Equilar Total Compensation Peer Groups, our chief executive officer, our chief financial officer, and our chief marketing officer ended up at the 41st, 50th and 58th percentiles, respectively.

On March 5, 2008, the Compensation Committee approved a non-equity incentive plan for 2008 (the “2008 Plan”) under which our executive management is eligible for cash bonus awards. The 2008 Plan set a base level aggregate bonus pool (the “Base Pool”), which may be adjusted based on our actual performance relative to targets for 2008 revenue, 2008 EBITDA, and 2008 customer acquisition. Depending on our actual 2008 performance in these areas, the final bonus pool could range from zero to twice the Base Pool. Once the final bonus pool is determined after year end, it will be allocated to individual employees by the Compensation Committee based on its assessment of that employee’s individual performance. No individual executive manager has an individual bonus guarantee under the 2008 Plan, so any individual manager could receive a bonus of zero. The Compensation Committee set the amount of the Base Pool so that executive management as a group would receive a total cash compensation for 2008 at approximately the median level (50th percentile) versus the projected Equilar Total Compensation Peer Groups. The final bonus awards could be higher or lower that those prescribed by the 2008 Plan at the discretion of the Compensation Committee.

•	Equity Incentives. We grant equity participation to each of our executive managers in order to provide incentives for them to guide the business toward our long-term goal of increasing shareholder value. Historically, the primary form of equity participation that we have awarded our executive management consisted of incentive stock options (ISOs) and non-qualified stock options. We selected this form of equity participation because of the favorable accounting and tax treatments (particularly in past years), and the near universal expectation by executive management employed in software and technology that they would receive stock options. When we grant stock options, our practice is for our chief executive officer to meet with the Compensation Committee to discuss appropriate levels of stock option grants for each executive manager. Timing of stock option grants typically relates to (i) new employee hires, (ii) promotions of existing employees, (iii) year end performance reviews of employees, or (iv) company-wide option grants as deemed appropriate by the Compensation Committee.

In determining the number of options to be granted to executive officers, the Compensation Committee takes into account such factors as the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options, the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies, and the value of stock options in relation to other elements of total compensation.

On May 21, 2007, the Compensation Committee granted options to executive management. For these equity grants, the Compensation Committee considered several factors such as: the fact that the last significant grant of options to executive managers took place in November 2004; the fact that most executive officers were fully vested in their existing options; the ordinary practices of granting options in other comparable companies; and the resulting expected impact on our financial results. In determining the appropriate level of incentive stock option grants for each individual executive officer, the Compenation Committee used the Equilar Equity Peer Groups. Following the May 21, 2007 incentive stock options grants, our chief executive officer, our chief financial officer, our general counsel and our chief marketing officer held stock and options that represented potential ownership of our common stock at the 43rd, 73rd, 93rd, and 42nd percentile, respectively, relative to the Equilar Equity Peer Groups.

•	Post-Termination Compensation Arrangements. We provide post-termination compensation arrangements to certain members of our executive management as we believe that it is important to give them some limited protection in the event they are terminated without cause or terminated following a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders. The cash components of all of our executive management post-termination compensation arrangements, if any, range from three to six months of base salary, and typically also include continuing health benefits during the same period. For example, our chief executive officer and our chief financial officer each receive six months of base salary following their termination without cause or termination following a change in control. In addition, all of our unvested options vest on a termination following a change of control.

Other Benefits

As reflected in the Summary Compensation Table, we do generally not provide special perquisites to our executive management. Executive management participates in our standard benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance, charitable gift matching (limited to 50% matching of up to $200 per employee per year) and our employee stock purchase plan. Relocation benefits for executive officers may also be reimbursed but are individually negotiated when they occur.

Tax and Accounting Considerations

We record cash compensation as an expense at the time the obligation is accrued. Historically, all cash compensation we have paid has been tax deductible for us. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to named executive officers is not tax deductible to us unless certain requirements are met. The deductibility of compensation to the named executive officers in 2007 was not affected by the limitations of Section 162(m), and we expect the same for 2008. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that, in the future, we may enter into compensation arrangements for which payments are not deductible under Section 162(m).

We account for equity compensation paid to our executives and employees under the rules of SFAS No. 123R, which requires us to estimate and record a non-cash expense over the term of the equity compensation award. Any gain recognized by employees from nonqualified stock options is tax-deductible for us. However, gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee. A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date. The employee is taxed on the gain at ordinary income tax rates. In addition, if in the future we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our chief executive officer. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in our 2007 Annual Report and in this proxy statement.

Submitted by the Compensation Committee:

Mohan P. Ananda
Lloyd I. Miller, III

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 29, 2008, by (a) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. The percentage of ownership is based on 19,857,285 shares of our common stock issued and outstanding on February 29, 2008. Shares of our common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 29, 2008 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Ken McBride(1)	466,621	2.3%
Kyle Huebner(2)	227,872	1.1%
James Bortnak(3)	111,241	*
John Clem(4)	51,515	*
Michael Biswas(5)	80,681	*
Mohan Ananda(6)	679,875	3.4%
Kevin Douglas(7)	1,728,450	8.7%
G. Bradford Jones(8)	125,822	*
Lloyd Miller(9)	1,481,776	7.5%
Other 5% Stockholders:
Putnam, LLC d/b/a Putnam Investments	1,356,080	6.8%
82 Devonshire Street
Boston, MA 02109
All directors and executive offers as a group (9 people)	4,953,853	24.9%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Includes 365,410 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 29, 2008.
(2)	Includes 166,243 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 29, 2008.
(3)	Includes 62,685 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 29, 2008.
(4)	Includes 48,574 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 29, 2008.

(5)	Includes 67,081 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 29, 2008.
(6)	Includes 480,048 shares held directly by Mohan Ananda; 21,250 shares subject to options; 750 shares held by Mr. Ananda's spouse and son, 20,000 shares held by the Ananda Foundation and 157,827 shares held in trust for the benefit of Mr. Ananda's family.
(7)	Includes 20,000 shares subject to options and includes 604,492 shares held in the Kevin & Michelle Douglas Trust. Includes 523,417 shares held directly by the James Douglas and Jean Douglas Irrevocable

Descendants' Trust and indirectly by Kevin Douglas. Kevin Douglas and Michelle Douglas, husband and wife, are each a co-trustee of the James Douglas and Jean Douglas Irrevocable Descendants' Trust. Includes 547,791 shares held directly by the Douglas Family Trust and indirectly by Kevin Douglas. James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are each a co-trustee of the Douglas Family Trust. Also includes 32,750 shares held directly by James E. Douglas, III and indirectly by Kevin Douglas.
(8)	Includes 21,250 shares subject to options.
(9)	Includes 350,403 shares held directly by Lloyd I. Miller; 20,000 shares subject to options; 259,344 shares held by Trust A-4; 121,439 shares held by Trust C; 55,000 of such shares are held by Milfam I, L.P.; 456,630 of such shares are held by Milfam II, L.P.; 1,000 of such shares are held by Alexandra UGMA; 500 shares are held by Kimberley S. Miller; 1,000 of such shares are held by Lloyd IV UGMA; 65,827 of such shares are held by Trust Milgrat I; and 150,633 of such shares are managed by Marli Miller.

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K for that year.

Review with Management

The Audit Committee has reviewed and discussed these audited financial statements with our management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Kevin Douglas
G. Bradford Jones
Lloyd I. Miller, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review and Ratification of Related Party Transactions

We submit related party transactions for review and approval to our audit committee members not involved in the transaction. After review, the audit committee will only approve or ratify the transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as the committee determines in good faith.

Transactions with Mr. Ananda

Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we, we believe that all reporting requirements under Section 16(a) for 2007 were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

OTHER MATTERS

Annual Report

A copy of our annual report for 2007 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

We filed an annual report on Form 10-K for 2007 with the SEC on March 14, 2008. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020, or you can access copies of all our SEC filings on our website at http://investor.stamps.com/edgar.cfm.

ANNEX A
(Amendment to Certificate of Incorporation)

ARTICLE IX

(A) DEFINITIONS. For purposes of this Article IX:

(1) “Excess Shares” means any Stock, or any rights in Stock , the Transfer or ownership of which would result in a Prohibited Ownership Percentage or a violation of Section (B) of this Article IX;

(2) “Expiration Date” means the earlier of (x) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the “Code”) if the Board of Directors determines that the restrictions in this Article IX are no longer necessary for the preservation of the Tax Benefits, (y) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, or (z) such date as the Board of Directors shall fix in accordance with Section (G) of this Article IX;

(3) “Option” shall have the meaning set forth in Section 1.382-4 of the Treasury Regulations, as amended from time to time, promulgated under the Code (“Treasury Regulations”);

(4) a “Person” shall mean any individual, corporation, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, company, limited liability company, partnership, joint venture, or similar organization (including the Corporation if appropriate in the context) and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

(5) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Shares received by a Purported Acquiror;

(6) a “Public Group” shall have the meaning contained in Treasury Regulation Section 1.382-2T(f)(13), excluding any “direct public group” with respect to the Corporation, as that term is used in Treasury Regulation Section 1.382-2T(j)(2)(ii);

(7) a “Prohibited Ownership Percentage” shall mean (i) any Stock ownership that would cause a Person to beneficially own (as defined under Section 13(d) of the Securities Exchange Act of 1934) five percent (5%) or more in value of the aggregate of the outstanding shares of capital stock of the Corporation, or (ii) any Stock ownership that would cause a Person or Public Group to be a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i); for this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (i) without giving effect to the following provisions: Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (ii) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (iii) by substituting the term “Person” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(1), (iv) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulation Section 1.382-2T(d)(1), and (v) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulation Section 1.382-2T(a)(4)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Section (A)(10) shall be applied in lieu of the definition in Treasury Regulation Section 1.382-2T(f)(18), except that any Option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of Stock by such Person and such Option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such Option as exercised would cause an ownership change);

(8) “Prohibited Person” shall mean any Person who has or would have, if a Transfer or purported Transfer were completed, a Prohibited Ownership Percentage;

(9) “Purported Acquiror” means any Person that purports to acquire record, beneficial, legal or any other ownership of Excess Shares. If there is more than one Purported Acquiror with respect to certain Excess Shares (for example, if the Purported Acquiror of record ownership of such Excess Shares is not the Purported Acquiror of beneficial ownership of such Excess Shares), then references to “Purported Acquiror” shall include any or all of such Purported Acquirors, as appropriate;

(10) “Stock” refers to all classes or series of stock of the Corporation , all Options to acquire stock of the Corporation and all other interests that would be treated as stock in the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18)(iii), other than (i) stock described in Section 1504(a)(4) of the Code and (ii) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages;

(11) “Transfer” shall mean any conveyance, issuance, sale, transfer, gift, assignment, devise or other disposition, by any means, of legal, record or beneficial ownership (direct or indirect) of Stock, whether such means are direct or indirect, voluntary or involuntary, by operation of law or otherwise, or any agreement to take any such action or cause any such events, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) Stock (and any reference in this Article IX to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

(12) “Transferee” means any Person to whom Stock is Transferred.

(B) TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the net operating loss carryforwards (including any “net unrealized built-in loss,” as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the “Tax Benefits”) to which the Corporation or any member of the Corporation's “affiliated group,” as that term is used in Section 1504 of the Code, is or becomes entitled pursuant to the Code and the Treasury Regulations or any applicable state statute, from and after the effective time of this Article IX until the Expiration Date, no Transfer of any Stock may be made to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; or (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage.

(C) WAIVER OF RESTRICTIONS. Notwithstanding anything herein to the contrary, the Board of Directors may waive the application of any of the restrictions contained in Section (B) of this Article IX, including any Transfer of Stock that would otherwise be prohibited, in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on the Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a waiver, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. A waiver of the Board of Directors hereunder may be given prospectively or retroactively.

(D) PURPORTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTION. Unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article IX, any purported Transfer of Excess Shares (other than a Transfer as provided in Section (D)(2) of this Article IX or an automatic transfer as provided below) shall be null and void ab initio and shall not be effective to Transfer any record, legal, beneficial or any other ownership of such Excess Shares to the Purported Acquiror, who shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Shares, and such Excess Shares shall be automatically transferred pursuant to Delaware General Corporations Law Section 202(c)(4) to an agent designated by the Corporation (the “Agent”). Any future dividends or distributions payable on any Excess Shares shall be paid to the Agent until the Excess Shares are sold by it. A Transfer that is null and void under this Section (D) shall not adversely affect the validity of any other Transfer of any Stock in the same or any other related transaction.

(1) Demand by Corporation. Unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article IX, within 30 days of a determination by the Board of Directors that there has been or is threatened a purported Transfer of Excess Shares to a Purported Acquiror, or that a Person proposes to take any action in violation of this Article IX (whether or not such action is intentional), the Corporation shall make a demand on the Purported Acquiror to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror's possession or control, along with the Prohibited Distributions, to the Agent. Any failure by the Purported Acquiror to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares to the Agent shall not negate the automatic transfer of such Excess Shares to the Agent.

(2) Transfer of Excess Shares and Prohibited Distributions to Agent. Upon demand by the Corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror's possession or control, along with the Prohibited Distributions, to the Agent. The Agent shall sell in an arms-length transaction (through the NASDAQ Stock Market, if possible, but in any event consistent with applicable law) any Excess Shares provided, however, that the Agent shall, in its reasonable discretion, effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s reasonable discretion, such sale or sales would disrupt the market for the Common Stock or other securities of the Corporation or would otherwise substantially adversely affect the value of the Common Stock or such other securities. The proceeds of such sale shall be referred to as “Sales Proceeds.” If, after purportedly acquiring the Excess Shares, the Purported Acquiror has purported to sell some or all of them to an unrelated party in an arms-length transaction, the Purported Acquiror shall be deemed to have sold such Excess Shares on behalf of the Agent, and in lieu of transferring the Prohibited Distributions to the Agent, the Purported Acquiror shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Section (D)(3) of this Article IX if the Excess Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Excess Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this Section (D)(2) or occurs automatically to the Agent and (b) does not itself violate the provisions of this Article IX shall be null and void ab initio and shall not be effective to transfer any ownership of the Excess Shares.

(3) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sales Proceeds, the Resale Proceeds if applicable, and Prohibited Distributions if applicable shall be allocated as follows: (1) first to the Agent in an amount equal to the expenses incurred in selling such Excess Shares; then (2) second, to the Purported Acquiror up to the following amount: (a) the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Excess Shares, or (b) where the purported Transfer of the Excess Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Excess Shares at the time of such purported Transfer; and then (3) third any remaining amounts to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. In no event shall any Excess Shares, Sales Proceeds, Resale Proceeds or Prohibited Distributions inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(4) Remedies. Without limiting any other remedies available to the Corporation, if a Purported Acquiror shall fail to comply with Section (D)(2) of this Article IX within thirty (30) days of the Corporation’s demand, and unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article IX, the Corporation shall promptly take all cost effective actions which it believes appropriate to compel the Purported Acquiror to surrender to the Agent the certificates representing any purported ownership of Excess Shares, the Resale Proceeds, and/or the Prohibited Distributions or to enjoin or rescind any such purported Transfer. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article IX, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce or prevent a violation of the provisions of this Article IX.

(5) Liability. If any Person shall knowingly violate, or knowingly cause any other Person under the control wof such Person (“Controlled Person”) to violate, Section (B) of this Article IX, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

(E) OBLIGATION TO PROVIDE INFORMATION. At the request of the Corporation or as a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IX or the status of the Corporation’s Tax Benefits.

(F) LEGENDS. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject either to the restrictions on transfer and ownership contained in this Article IX or to conditions imposed by the Board of Directors under Section (C) of this Article IX bear a conspicuous legend referencing the applicable restrictions.

(G) AUTHORITY OF BOARD OF DIRECTORS. Nothing contained in this Article IX shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes one or more of such actions is in the best interest of the Corporation, the Board of Directors may accelerate or extend the Expiration Date; provided that the Board of Directors shall determine in writing that such acceleration or extension is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, as the case may be. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article IX for purposes of determining whether any Transfer of Stock would jeopardize the Corporation's ability to preserve or use the Tax Benefits, or for the orderly application, administration and implementation of the provisions of this Article IX. The Board of Directors shall have the exclusive power and authority to administer this Article IX and to exercise all rights and powers specifically granted to the Board of Directors, or as may be necessary or advisable in the administration of this Article IX, including without limitation, the right and power to (1) interpret the provisions of this Article IX, (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article IX and (3) determine value in good faith, which determination shall be conclusive. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article IX requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article IX. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article IX to a committee of independent members of the Board of Directors as it deems necessary or advisable.

(H) BENEFITS OF THIS ARTICLE IX. Nothing in this Article IX shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IX. This Article IX shall be for the sole and exclusive benefit of the Corporation and the Agent.

(I) SEVERABILITY. If any provision of this Article IX or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IX.

(J) WAIVER. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article IX, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ANNEX B
(Audit Committee Charter)

AUDIT COMMITTEE CHARTER

Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm shall report directly to the Audit Committee.

The Audit Committee shall primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

Composition

The Audit Committee shall be comprised of three or more independent directors. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

Meetings

The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

Responsibilities and Duties

To fulfill its responsibilities and duties the Audit Committee shall:

A. Review this Charter at least annually and recommend any changes to the Board of Directors.

B. Review the Corporation's annual financial statements and any other relevant reports or other financial information.

C. Review the regular internal financial reports prepared by management.

D. Select the independent accountants and approve the fees and other compensation to be paid to the independent accountants.

E. Pre-approve all audit and permitted non-audit services to be performed by the independent accountants.

F. Review and ensure the independence of the independent accountants. This review shall cover and include services, fees, quality control procedures and a formal written statement from the independent auditors regarding relationships between the independent auditors and the Corporation, consistent with Independence Standard Board Standard No. 1.

G. Review the performance of the independent accountants and discharge the independent accountants if and when circumstances warrant.

H. Following completion of the annual audit, review separately with the independent accountants and management any problems or difficulties encountered during the course of the audit.

I. Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters.

J. Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

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K. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Resources and Authority

The Audit Committee shall have the resources and authority to discharge its responsibilities, including the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide funding, as determined by the Audit Committee, for payment of compensation to the independent auditors, as well as for any independent advisers or administrative support employed by the Audit Committee.

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ANNEX C
(Selected Compensation Peer Groups)

The following list of companies are a sample of those included among the Company’s compensation peer groups during 2007 and 2008.

•	Culpepper Peer Group One (for our executive management as set on March 2, 2007): Accelrys, Inc.; AMICAS, Inc. (VitalWorks); BroadVision; Centillium Communications, Inc.; Echelon Corporation; Electronic Clearing House, Inc.; Embarcadero Technologies, Inc.; ILOG, Inc.; Intellisync Corp.; j2 Global Communications; LGE MobileComm USA; LookSmart; Maxwell Technologies, Inc.; NetManage Inc.; Network Equipment Technologies; Occam Networks, Inc.; Overland Storage, Inc.; PalmSource, Inc.; Phoenix Technologies, Ltd.; Saba Software, Inc.; SCM Microsystems, Inc.; Secure Computing Corp.; SSA Global Technologies; SumTotal Systems; Tumbleweed Communications Corp.; VA Software Corp.; Vitria Technology, Inc.; and ZiLOG.
•	Culpepper Peer Group Two (for our executive management as set on March 2, 2007): Actuate Corp.; Agile Software Corp.; BroadVision; Centillium Communications, Inc.; Cogent, Inc.; Directed Electronics, Inc.; Ditech Communications Corp.; Dot Hill Systems Corp.; DSP Group, Inc.; Echelon Corporation; Electronic Clearing House, Inc.; Embarcadero Technologies, Inc.; Genesis Microchip; ILOG, Inc.; Intellisync Corp.; j2 Global Communications; LGE MobileComm USA; LookSmart; Maxwell Technologies, Inc.; MTI Technology Corporation; NETGEAR, Inc.; NetManage Inc.; Network Equipment Technologies; Occam Networks, Inc.; OmniVision Technologies, Inc.; Overland Storage, Inc.; Pac-West Telecomm, Inc.; PalmSource, Inc.; Power Integrations, Inc.; Rambus, Inc.; SCM Microsystems, Inc.; Secure Computing Corp.; SimpleTech, Inc.; SonicWALL, Inc.; SSA Global Technologies; Synaptics, Inc.; Tivo, Inc.; Tumbleweed Communications Corp.; VA Software Corp.; Vitria Technology, Inc.; and Websense, Inc.
•	Equilar Total Compensation Peer Group (for our CEO as set on March 5, 2008): Actuate Corp; Applix Inc; Art Technology Group Inc; Bankrate Inc; Bottomlilne Technologies Inc; Callidus Software Inc; Chordiant Software Inc; Concur Technologies Inc; eCollege.com; Keynote Systems Inc; Moldflow Corp; Netlogic Microsystems Inc; Netratings Inc; Netsmart Technologies Inc; OpenTV Corp; Phase Forward Inc; Quovadx Inc; Shutterfly Inc; Sumtotal Systems Inc; Synplicity Inc; Taleo Corp; TheStreet.com; Ultimate Software Group Inc; Vasco Data Security International Inc; Website Pros Inc..
•	Equilar Total Compensation Peer Group (for our CFO as set on March 5, 2008): Actividentity Corp; Applix Inc; Art Technology group Inc; Autobytel Inc; Bottomline Technologies Inc; Chordiant Software Inc; Cogent, Inc; Concur Technologies Inc; Divx Inc; eCollege.com; Embarcadero Technologies Inc; Internet Capital Group Inc; Keynote Systems Inc; Knot Inc; Netlogic Microsystems Inc; Netratings Inc; Netsmart Technologies Inc; Online Resources Corp; Opentv Corp; Opnet Technologies Inc; Opsware Inc; Phase Forward Inc; Quovadx Inc; Shutterfly Inc; Smith Micro Software Inc; Spark Networks Plc; Sumtotal Systems Inc; Synchronoss Technologies Inc; Synplicity Inc; Ultimate Software Group Inc; Unica Corp; Vasco Data Security International Inc; Web.com, Inc;. Website Pros Inc.

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STAMPS.COM INC.
PROXY

Annual Meeting of Stockholders, May 22, 2008

This Proxy is Solicited on Behalf of the Board of Directors of
STAMPS.COM INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Thursday, May 22, 2008 and the Proxy Statement and appoints Kenneth McBride the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2007 Annual Meeting of Stockholders to be held at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292 on May 22, 2008 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1. To elect one director to serve for a three-year term ending in the year 2011 or until his successor is duly elected and qualified;

	FOR	WITHHOLD AUTHORITY TO VOTE
Kenneth McBride

2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation which shall effect, upon filing, certain restrictions upon certain persons seeking to become five percent stockholders in order to preserve tax treatment of the Company’s tax net operating losses.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The board of directors recommends a vote FOR the director listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above, FOR the amendment of the Amended and Restated Certificate of Incorporation and FOR the ratification of Ernst & Young. If no specification is made for the amendment proposal, the Proxy will not be voted automatically for the proposal.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)
Please sign your name:		Date:
(Authorized Signature(s))